Exhibit 10.51

FRISCH’S RESTAURANTS, INC.
2003 STOCK OPTION AND INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
(for non-employee directors)
This Restricted Stock Agreement (the “Agreement”) is dated as of October 3, 2012 (the “Grant Date”), and is entered into between Frisch’s Restaurants, Inc., an Ohio corporation (the “Company”), and Daniel W. Geeding (“Director”). Capitalized terms not defined herein have the meaning given such terms in the Company’s 2003 Stock Option and Incentive Plan (the “Plan”).
1.    Grant. Subject to the terms and conditions of this Agreement and of the Plan, which are incorporated herein by reference, the Company hereby grants to Director 2,035 shares of Restricted Stock (the “Shares”) in consideration for services to be performed by Director on behalf of the Company as a member of its Board of Directors (the “Board”).
2.    Vesting. Unless earlier vested, forfeited or modified in accordance with the terms and conditions of the Plan, Director’s right to the Shares shall become nonforfeitable on October 3, 2013 (the “Scheduled Vesting Date”).
3.    Stock Certificates. A certificate for the Shares, registered in Director’s name, shall be issued and delivered to the Secretary of the Company and held by him/her in custody and shall not be delivered to Director until such Shares have fully vested in accordance with Section 2 above. The stock certificate will contain a legend evidencing the vesting condition of Section 2 above and the transferability restriction of Section 7 below.
4.    Effect of Termination of Service. In the event of Director’s termination of service on the Board before the Scheduled Vesting Date, Director shall forfeit any and all rights he/she may have to the Shares unless vesting is accelerated pursuant to Section 11.1 or another provision of the Plan.
5.    Taxes. Director shall be solely responsible for paying and shall pay all applicable U.S. federal, state and local taxes resulting from the grant or vesting of the Shares. Director acknowledges that he/she has been advised that he/she may elect to be taxed for U.S. federal income tax purposes in accordance with Section 83(b) of the Internal Revenue Code and advised of the consequences that may result from such an election. Any election under Section 83(b) must be filed with both the Internal Revenue Service and the Company on or before November 2, 2012 (i.e., within 30 days from the Grant Date).
6.    Rights as Shareholder. Except to the extent limited by the terms of this Agreement or the Plan, Director shall have all rights of a shareholder prior to the vesting of the Shares, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto.
7.    Holding Period/Transferability. Director agrees that the Shares granted pursuant to this Agreement may not be sold, transferred, assigned or made subject to any encumbrance, pledge or charge until such time as Director’s service on the Board terminates, except that, after the Shares have vested, Director may sell the minimum number of Shares (rounded down to a whole number) that is sufficient to satisfy Director’s federal, state and local taxes attributable to the Shares.
8.    No Right to Continue as a Director. Nothing in this Agreement will confer upon Director any right to be nominated for reelection by the Company’s shareholders or any right to continue as a member of the Board for any period of time or at any particular rate of compensation.
9.    Severability. If any part of this Agreement is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any Section of this Agreement so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section to the fullest extent possible while remaining lawful and valid.
10.    Construction. The Shares are being issued pursuant to the Plan and are subject to the terms and condition of the Plan, as it may be amended from time to time. In the event there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Subject to the provisions of the Plan, the Committee may modify this Agreement. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall materially impair Director’s rights under this Agreement with respect to the Shares without the consent of Director unless such amendment is otherwise required by law or integrally related to a requirement of law. A copy of the Plan document has been given to Director.
11.    Entire Understanding. This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not stated herein or in the Plan, shall bind either party.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the Grant Date.
DIRECTOR        FRISCH’S RESTAURANTS, INC.

/s/ Daniel W. Geeding        /s/ Michael E. Conner
Daniel W. Geeding        Michael E. Conner
Vice President – Human Resources